EXHIBIT 99.2

         SCRIPT FOR FEBRUARY SALES COMMENTS -- THURSDAY, MARCH 3RD, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the February reporting period for fiscal year 2005, the four weeks ended February 26th, 2005.

Payless ShoeSource reported that corporate same-store sales increased 13.5 percent during February of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in February were $182.5 million dollars, a 10.8 percent increase from total sales of $164.7 million in February 2004. Sales are from continuing operations in both periods.

We saw strong results for the month across all categories of women's and children's product and accessories, as well as solid results in men's athletics.

By region, our business was strongest in the West, followed by the Northcentral, South and Northeast.

We are very pleased with our strong performance in February, as it suggests that our new tactics are beginning to work. Our inventory position, trend-right merchandise, effective promotions and compelling messaging all contributed to the strong February performance.

We know that this is just the beginning. We will continue to carefully manage our inventories, and apply discipline and rigor to all processes as we strive for improved results in 2005.

Looking ahead to March and April, the company remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis. In addition, performance in March will likely benefit from the shift in Easter to March 2005 from mid-April last year and April sales will likely be negatively affected by the shift.

At the end of February, we were operating 4,646 total stores, including 147 stores in the Central American region, 30 stores in South America and 306 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending October 30, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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